                                                                   EXHIBIT 99.2

                           [INDUS INTERNATIONAL LOGO]

CONTACTS:
Indus International                                   Kalt Rosen & Co.
Jeffrey A. Babka, Chief Financial Officer             Pierre Hirsch /Howard Kalt
800/650-8444                                          415/397-2686

          INDUS INTERNATIONAL THIRD QUARTER REVENUES RISE 26 PERCENT,
               BOTTOM LINE IMPROVES FOR THIRD CONSECUTIVE QUARTER

                          TURNAROUND REMAINS ON TRACK

ATLANTA, JANUARY 28, 2004 - Indus International, Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM) solutions, announced results of operations for the quarter ended December 31, 2003, its third quarter of fiscal 2004, and provided guidance for future financial performance.

Third quarter revenue increased 26 percent to $34.4 million, versus $27.2 million in the same quarter of 2002, driven by the revenues from the Indus Utility Systems (IUS) business, which was acquired from Systems & Computer Technology Corporation on March 5, 2003. Net loss for the quarter was $3.2 million, or $0.06 per share, compared to a net loss of $5.9 million, or $0.17 per share, in the year-ago quarter. Per-share amounts reflect a year-over-year
16.7 million increase in average shares outstanding due to the financing associated with the IUS acquisition.

Indus' third quarter fiscal 2004 results represent the Company's third consecutive quarter of improved bottom line performance. Revenue and net losses were within the Company's projected ranges, and cash exceeded the outlook provided by the company in its October report on second quarter results.

Recognized license revenue in the third quarter of fiscal 2004 totaled $3.0 million, compared to $3.9 million in the corresponding quarter a year ago. The decrease is attributable to the deferral of revenue on a major license contract during the quarter, which will be recognized when the product ships, expected to be in the March 2004 quarter. Orders for new licenses received during the quarter were $4.7 million, a 43-percent increase and the highest quarterly level this fiscal year, compared to $3.3 million in the quarter ended December 31, 2002. Services revenue for the quarter rose 35 percent to $31.4 million versus $23.3 million in the quarter ended December 31, 2002.


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                      Indus Announces Third Quarter Fiscal 2004 Results, page 2

Operating expenses in the third quarter of fiscal 2004 increased 7 percent to $21.4 million from $20.1 million in the comparable quarter of 2002. This is attributable to incremental increases in operating expenses relating to the acquired IUS business, particularly in the area of Sales & Marketing, partially offset by reductions in development and other expenses throughout the business.

Cash (including cash equivalents, restricted cash and long- and short-term marketable securities) was $31.6 million at December 31, 2003, compared to $34.0 million at September 30, 2003, and higher than October 29, 2003, guidance of between $29 million and $31 million. Higher levels of billings and corresponding collections in the quarter due to annual maintenance renewals helped enhance our cash position.

Deferred revenue was $42.8 million at December 31, 2003, compared with $35.3 million at September 30, 2003. The increase is attributable to billings for annual maintenance renewals for which the revenue is recognized monthly over the term of the maintenance contract along with the deferral of license revenue on several orders, which will be recognized in future quarters.

MANAGEMENT COMMENTARY
Tom Madison, Indus' Chief Executive Officer said, "We met our guidance objectives and made good progress towards our short-term goal of completing the turnaround and achieving profitability in the March 2004 quarter. In addition, during the December quarter, we made key strategic decisions relative to our Service Delivery Management strategy aimed at sustaining both revenue growth and profitability beyond the March 2004 quarter."

Madison continued, "We evaluated several alternatives to fill out our Service Delivery Management product offerings which ultimately led to the acquisition of Wishbone Systems, Inc., announced last week. We believe that Wishbone will deliver positive contributions to operating margins as early as the March quarter and foresee $5 million to $7 million in incremental revenue from the Wishbone products in fiscal 2005."

Jeff Babka, Indus' Chief Financial Officer, added, "Key underlying metrics in the Indus business continued to improve in the December quarter. On a sequential basis, we continued to deliver growth in license orders, increasing recurring revenue and reduced operating expenses, which enabled sustained improvement in our bottom-line performance despite only a marginal increase in revenue over last quarter."


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                      Indus Announces Third Quarter Fiscal 2004 Results, page 3

OUTLOOK
For its fourth quarter of fiscal 2004 ending March 31, the Company currently projects revenue of between $36 million and $39 million, and bottom-line ranging from net income of $1 million to a net loss of $1 million. This projection does not include approximately $500,000 in transaction/integration expenses related to the Wishbone acquisition, nor the potential positive impact of recognizing license revenue on the TEPCO contract that was previously deferred. The Company expects its cash balance at March 31, 2004, to range between $22 million and $25 million, reflecting $8.25 million of cash usage related to the Wishbone Systems purchase price, loan payoff and transaction costs. "We expect the March 2004 quarter to continue the trend of sequential bottom-line improvement that we have delivered each quarter of this fiscal year and remain optimistic that we can drive the business to break-even this quarter, even without recognition of the TEPCO revenues," said Babka.

INVESTOR CONFERENCE CALL
As announced on January 16, Indus will conduct an investor conference call to discuss the Company's results at 5:00 p.m. (Eastern) later today. Investors may access the conference call over the Internet via the Company's Website (investor.indus.com), or via telephone by dialing 973-582-2785. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through 6:30 p.m. (Eastern) Friday, February 6, by dialing (877) 519-4471 (international callers dial (973) 341-3080) and entering reservation number 4438964; or by going to the Company's website (investor.indus.com).

Like most companies, Indus will be taking live questions from securities analysts and institutional portfolio managers, but the complete call is open to all interested parties on a listen-only basis. Furthermore, Indus will answer questions submitted by individual investors at any time prior to and during the call. Individual investors should send their questions via email to investorqa@indus.com.

ABOUT INDUS INTERNATIONAL
Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software


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                      Indus Announces Third Quarter Fiscal 2004 Results, page 4

products, professional services and hosted service offerings improve our clients' profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries -- including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains statements, estimates or projections that are not historical in nature and that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements include, but are not limited to, anticipated revenues and operating results for the quarter ending on March 31, 2004, the Company's anticipated cash position for the March 2004 quarter, the Company's ability to increase revenues and deliver a reduced cost structure during the remainder of fiscal 2004, the Company's ability to achieve future profitability and positive cash flow in the fourth quarter of fiscal 2004 and beyond, the completion of the Company's turnaround and the anticipated benefits from the Wishbone acquisition. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our expectations or projections. These risks include, but are not limited to, the successful integration of the acquisition of IUS and Wishbone Systems, including the challenges inherent in diverting the Company's management attention and resources from other strategic matters and from operational matters, the successful rationalization of the IUS and Wishbone business and products, ability to realize anticipated or any synergies or cost-savings from the acquisitions, current market conditions for Indus' products and services, Indus' ability to achieve growth in its core product offerings and the combined company offerings, Indus' ability to achieve projected revenues, gross margin, operating results and earnings, market acceptance and the success of Indus' products, the success of the Company's product development strategy, Indus' competitive position, the ability to enter into new partnership arrangements and to retain existing partnership arrangements, uncertainty relating to and the management of personnel changes, timely development and introduction of new products, releases and product enhancements, current economic conditions, heightened security and war or terrorist acts in countries of the world that affect the Company's business, and other risks identified from time-to-time in the Company's SEC filings. Investors are advised to consult the Company's filings with the SEC, including its 2002 Annual Report on Form 10-K, as amended, and subsequent quarterly reports on Form 10-Q, for a further discussion of these and other risks.

Indus is a trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

                                      ###


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            Indus Announces Third Quarter Fiscal 2004 Results, page 5



                            INDUS INTERNATIONAL, INC.
                         CONSOLIDATED INCOME STATEMENTS
                      (In Thousands, except per share data)
                                  (Unaudited)



                                               Three Months Ended         Nine Months Ended
                                                  December 31,                December 31,
                                             ----------------------      ----------------------
                                               2003          2002          2003          2002
                                             --------      --------      --------      --------
REVENUES:
  Software licensing fees                    $  2,992      $  3,931      $ 17,071      $ 11,299
  Services:
    Support, Outsourcing and Hosting           15,281         9,778        44,342        28,138
    Consulting, Training and Other             16,084        13,525        45,175        45,286
                                             --------      --------      --------      --------

Total Revenues                                 34,357        27,234       106,588        84,723
                                             --------      --------      --------      --------

Cost of Revenues:
  Software licensing fees                          63           574           441         2,884
  Services:
    Support, Outsourcing and Hosting            4,868         2,709        15,523         8,576
    Consulting, Training and Other             11,081         9,557        33,626        31,725
                                             --------      --------      --------      --------
Total Cost of Revenues                         16,012        12,840        49,590        43,185
                                             --------      --------      --------      --------
Gross Margin                                   18,345        14,394        56,998        41,538
                                             --------      --------      --------      --------

OPERATING EXPENSES:                             7,944        10,157        27,258        33,037
  Research and Development
  Sales and Marketing                           8,468         7,604        25,662        22,376
  General and Administrative                    5,004         1,554        15,529        10,379
  Restructuring Expenses                           11           775            34         4,804
                                             --------      --------      --------      --------
    Total operating expenses                   21,427        20,090        68,483        70,596
                                             --------      --------      --------      --------

Operating Loss                                 (3,082)       (5,696)      (11,485)      (29,058)

Other Income (Expense)                            (87)          276          (578)          857
                                             --------      --------      --------      --------

Pre-tax Loss                                   (3,169)       (5,420)      (12,063)      (28,201)

Provision (benefit) for income taxes               33           482           626        (3,946)
                                             --------      --------      --------      --------
Net Loss                                     $ (3,202)     $ (5,902)     $(12,689)     $(24,255)
                                             ========      ========      ========      ========

NET LOSS PER SHARE:

  Basic                                      $  (0.06)     $  (0.17)     $  (0.27)     $  (0.69)
                                             ========      ========      ========      ========
  Diluted                                    $  (0.06)     $  (0.17)     $  (0.27)     $  (0.69)
                                             ========      ========      ========      ========

Shares used in computing per share data:
  Basic                                        51,915        35,205        47,659        35,192
  Diluted                                      51,915        35,205        47,659        35,192



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                       Indus Announces Third Quarter Fiscal 2004 Results, page 6


                            INDUS INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)




                                                             December 31, 2003          March 31, 2003
                                                             -----------------          --------------
 ASSETS                                                         (Unaudited)

CURRENT ASSETS:

Cash and cash equivalents                                         $  25,919                $  32,667
Marketable securities                                                    --                      757
Restricted cash, current                                                157                    2,834
Billed accounts receivable, net                                      27,396                   26,301
Unbilled accounts receivable                                          6,174                   12,841
Income tax receivable                                                   672                    5,226
Other current assets                                                  4,109                    8,634
                                                                  ---------                ---------
  Total current assets                                               64,427                   89,260
Property and equipment, net                                          34,340                   38,088
Restricted cash, noncurrent                                           5,492                    2,601
Acquired intangible assets                                           11,793                   13,258
Other assets                                                          6,009                    1,303
                                                                  ---------                ---------
      Total assets                                                $ 122,061                $ 144,510
                                                                  =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Notes payable                                                     $     767                $  24,516
Accounts payable                                                      5,523                    5,102
Income taxes payable                                                  4,738                    5,038
Other accrued liabilities                                            18,443                   20,568
Current portion of obligations under capital leases                     124                      274
Deferred revenue                                                     42,818                   50,604
                                                                  ---------                ---------
  Total current liabilities                                          72,413                  106,102
Mortgage, capital leases and other liabilities                       18,424                    9,974

STOCKHOLDERS' EQUITY:

Common stock                                                             52                       42
Additional paid-in capital                                          149,260                  135,279
Treasury stock, at cost                                              (4,681)                  (4,681)
Deferred compensation                                                   (48)                     (79)
Accumulated Deficit                                                (114,632)                (101,943)
Accumulated other comprehensive loss                                  1,273                     (184)
                                                                  ---------                ---------
  Total stockholders' equity                                         31,224                   28,434
                                                                  ---------                ---------
      Total liabilities and stockholders' equity                  $ 122,061                $ 144,510
                                                                  ---------                ---------


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                       Indus Announces Third Quarter Fiscal 2004 Results, page 7

                            INDUS INTERNATIONAL, INC.
               CONDENSED CONSOLIDATED CHANGE IN DEFERRED REVENUE
                                 (In Thousands)
                                  (Unaudited)


                                             Three Months Ended                 Nine Months Ended
                                                 December 31,                      December 31,
                                          -------------------------         -------------------------
                                            2003             2002             2003             2002
                                          --------         --------         --------         --------
Deferred Software License Fees:
  Balance at beginning of period          $  9,659         $ 14,681         $ 16,981         $ 18,782
  Executed license contracts                 4,728            3,314           13,104            6,469
  Software license fees recognized          (2,992)          (3,931)         (17,071)         (11,299)

  Other                                       (807)          (1,649)          (2,426)          (1,537)
                                          --------         --------         --------         --------
  Balance at end of period                $ 10,588         $ 12,415         $ 10,588         $ 12,415

Services and Maintenance                    32,230           24,501           32,230           24,501
                                          --------         --------         --------         --------
  Total deferred revenue                  $ 42,818         $ 36,916         $ 42,818         $ 36,916
                                          --------         --------         --------         --------


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